                          MAGAININ PHARMACEUTICALS INC.
                                5110 Campus Drive
                           Plymouth Meeting, PA 19462

                         -------------------------------

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                   MAY 7, 1997
                         -------------------------------




TO THE STOCKHOLDERS OF
MAGAININ PHARMACEUTICALS INC.:

         Notice is hereby given that the 1997 annual meeting of stockholders (the "Annual Meeting") of MAGAININ PHARMACEUTICALS INC. (the "Company" or "Magainin") will be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 7, 1997, at 10:00 a.m., local time, for the following purposes:

         1.       To elect seven directors; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only stockholders of record as of the close of business on March 14, 1997 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on March 14, 1997 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 5110 Campus Drive, Plymouth Meeting, PA 19462.

                                    By order of the board of directors,

                                    Michael R. Dougherty
                                    Secretary


Plymouth Meeting, Pennsylvania
March 27, 1997


             EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
           NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                 REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                          MAGAININ PHARMACEUTICALS INC.
                                5110 Campus Drive
                           Plymouth Meeting, PA 19462

                         -------------------------------

                                 PROXY STATEMENT
                                       FOR
                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                   MAY 7, 1997
                         -------------------------------


         This proxy statement and the accompanying form of proxy are being mailed on or about March 27, 1997 to the stockholders of Magainin Pharmaceuticals Inc. (the "Company" or "Magainin"). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 7, 1997, at 10:00 a.m., local time, and at any adjournments thereof.

         At the Annual Meeting, stockholders of the Company will be asked to vote upon the election of seven directors.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to stockholders for the year ended December 31, 1996, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.


                              VOTING AT THE MEETING

         Holders of record of shares of the Company's Common Stock, par value $.002 per share ("Common Stock"), at the close of business on March 14, 1997 are entitled to vote at the Annual Meeting. As of that date, there were 19,363,943 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

         The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

         Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her, or its shares at the Annual Meeting.

         Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum.

Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder's directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         The Company believes that brokers who hold shares in street name for customers have the authority, under the rules of the various stock exchanges, to vote those shares with respect to the election of directors, if they have not received instructions from the beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors, as the directors are to be elected by a plurality of the votes cast.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                              ELECTION OF DIRECTORS


         The board of directors of the Company consists of such number of directors as is fixed from time to time by resolutions adopted by the board. At the Annual Meeting, seven directors are to be elected. The term of office for each director will expire at the 1998 annual meeting of stockholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The board of directors, upon the recommendation of the nominating committee, has nominated for election as directors of the Company Mr. Moorin, Drs. Zasloff, Canavan, Horovitz, and Sanders, Mr. Shapiro and Dr. Wyngaarden. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

           -----------------------------------------------------------

                              NOMINEES FOR ELECTION
           -----------------------------------------------------------


                                                     YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR                AGE                        PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------                ---                        -----------------------------------------
Jay Moorin                       45       Mr. Moorin has served as President and Chief Executive Officer of the Company and as a director since 1991.  In July 1996, Mr.
                                          Moorin was appointed Chairman of the Board.  Prior to joining the Company, Mr. Moorin served as a Managing Director at
                                          Bear, Stearns & Co., Inc. and was responsible for healthcare investment banking and other services to the pharmaceutical and distribution industry.  Mr. Moorin was employed in other
                                          capacities by Bear, Stearns from 1988 to 1990. From 1983 to
                                          1988, Mr. Moorin was employed by E.R. Squibb & Co., Inc.
                                          ("Squibb"), where he joined Squibb as its first Corporate National
                                          Accounts Director and subsequently was promoted to Business
                                          Area Director and Vice President of Marketing and Business
                                          Development at SquibbMark, a division of Squibb.

Michael A.                       51       Dr. Zasloff has served as a director of the Company and
Zasloff,                                  Chairman of the Scientific Advisory Board since 1988.  Dr.
M.D., Ph.D.                               Zasloff has served as Executive Vice President of the Company and President of the Magainin Research Institute, a division of the Company, since July 1992. In July 1996, Dr. Zasloff was appointed Vice Chairman of the Board. From 1988 until Dr. Zasloff joined the Company on a full-time basis in July 1992, Dr. Zasloff was the Company's Chief Scientific Advisor and served as the
                                          Charles E.H. Upham Professor, Department of Pediatrics and Genetics,
                                          University of Pennsylvania School of Medicine, and Chief, Division
                                          of Human Genetics and Molecular Biology, The Children's Hospital of
                                          Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief, Human
                                          Genetics Branch, National Institute of Child Health and Human
                                          Development, National Institutes of Health. Dr. Zasloff currently also serves as Adjunct Professor, Department of Human Genetics and
                                          Orthopedics, University of Pennsylvania School of Medicine.

                                                     YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR                AGE                        PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------                ---                        -----------------------------------------
Bernard Canavan,                 61       Dr. Canavan has served as a director of the Company since 1994.
M.D.                                      Dr. Canavan was employed by American Home Products
                                          Corporation for over twenty-five years.  From June 1990 until his retirement in January 1994, he was President of American Home
                                          Products Corporation and was responsible for all operations, including its pharmaceutical businesses worldwide.  Previously, Dr.
                                          Canavan was Chairman and Chief Executive Officer of American
                                          Home Products' pharmaceutical company, Wyeth-Ayerst
                                          Laboratories.  Dr. Canavan is also a director of Alpha-Beta
                                          Technology, Inc.

Zola P. Horovitz,                62       Dr. Horovitz has served as a director of the Company since 1995.
Ph.D.                                     Dr. Horovitz was employed by Bristol-Myers Squibb Company
                                          ("Bristol-Myers") and its predecessor, Squibb Corporation, for over thirty years.  At the time of his retirement in 1994, Dr.
                                          Horovitz was Vice President of Business Development at Bristol-
                                          Myers.  Dr. Horovitz is currently a consultant to the
                                          pharmaceutical and biotechnology industry, and is a director of
                                          Avigen, Inc., Clinicor Inc., Procept, Inc., Synaptic Pharmaceutical
                                          Corporation, Diacrin, Inc., BioCryst Pharmaceuticals, Inc. and
                                          Roberts Pharmaceutical Corporation.

Charles A.                       64       Dr. Sanders has served as a director of the Company since
Sanders,                                  September 1996.  Dr. Sanders is the retired Chairman and Chief
M.D.                                      Executive Officer of Glaxo Inc., where he was employed from
                                          1989 to 1995.  Previously, Dr. Sanders was Vice Chairman of
                                          Squibb Corporation and also served as General Director of
                                          Massachusetts General Hospital.  Dr. Sanders is also a director of
                                          Vertex Pharmaceuticals Incorporated and StaffMark, Inc.

Robert F.  Shapiro               62       Mr. Shapiro has served as a director of the Company since
                                          September 1996.  Since 1988, Mr. Shapiro has served as President of RFS & Associates, Inc., a private investment and consulting firm.  Previously, Mr. Shapiro served as President and Co-
                                          Chairman of Wertheim Schroder & Co., Inc. and Chairman of
                                          New Street Capital Corporation, investment banking firms.  Mr.
                                          Shapiro is also a director of American Buildings Company, The
                                          Burnham Fund, Inc., Equitable Capital Partners, L.P. and The
                                          TJX Companies, Inc.

James B.                         72       Dr. Wyngaarden has served as a director of the Company since
Wyngaarden, M.D.                          September 1996.  From 1990 to 1994, Dr. Wyngaarden was
                                          Foreign Secretary of the National Academy of Sciences and
                                          Institute of Medicine.  Dr. Wyngaarden previously served in several capacities, including as the Director of the National
                                          Institutes of Health.  Dr. Wyngaarden is a director of Hybridon,
                                          Inc. and Human Genome Sciences, Inc. and is also a member of
                                          Magainin's Scientific Advisory Board.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The board of directors of the Company met on five occasions during 1996. The Delaware General Corporation Law provides that the board of directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The board of directors elects from its members an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each director attended at least 75% of the aggregate of the meetings of the board of directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period.

         Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in Magainin's financial reporting. The Audit Committee meets at least annually with the Company's principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee met once during 1996. The Audit Committee is currently composed of two non-employee directors, Dr. Horovitz and Mr. Shapiro.

         Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company's stock option plans. In addition, the Compensation Committee recommends to the board the compensation of the Company's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The current members of the Compensation Committee are Drs. Canavan and Sanders. The Compensation Committee met four times during 1996.

         Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the board of directors at a time when convening a meeting of the entire board is not feasible. During 1996, the Executive Committee met two times. The current members of the Executive Committee are Mr. Moorin and Dr. Horovitz.

         Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. The Nominating Committee is currently composed of Mr. Moorin and Dr. Wyngaarden. The Nominating Committee met once during 1996. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company.

         Dr. James H. Cavanaugh, a director of the Company who is not standing for re-election, served as a member of the Company's Compensation, Executive and Nominating Committees during 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 1, 1997 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

                                                   NUMBER OF
                                              SHARES BENEFICIALLY    PERCENTAGE
BENEFICIAL OWNER                                   OWNED (1)        OF CLASS (2)
----------------                                   ---------        ------------
Amerindo Investment Advisors Inc.
780 Third Avenue, Suite 3204
New York, NY 10017 .........................      1,422,500(3)          7.4%

First Union Corporation
One First Union Center
Charlotte, NC 28288 ........................      1,096,245(4)          5.7%

FMR Corporation
82 Devonshire Street
Boston, MA 02109 ...........................      1,671,100(5)          8.6%

Oracle Partners, L.P.
135 East 57th Street, 30th Floor
New York, NY 10022 .........................      1,134,900(6)          5.9%

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109 ................      2,002,300(7)         10.3%

Jay Moorin .................................        691,362(8)          3.4%

Michael A. Zasloff, M.D., Ph.D. ............        445,570(9)          2.3%

Michael R. Dougherty .......................         91,500(10)           *

Roy C. Levitt, M.D. ........................         50,625(11)           *

Thomas J. Bigger ...........................             --             0.0%

Paul A. Litka, M.D. ........................         13,000(12)           *

Bernard Canavan, M.D. ......................         12,500(13)           *

Zola P. Horovitz, Ph.D. ....................         11,250(14)           *

Charles A. Sanders, M.D. ...................             --             0.0%

Robert F. Shapiro ..........................         15,000(15)           *

James B. Wyngaarden, M.D. ..................            500               *

All current executive officers and directors
  as a group (12 persons) ..................      1,331,307(16)         6.5%

* Less than one percent.

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 1, 1997.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of March 1, 1997 (19,363,943 shares) and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 1, 1997.

(3)      This information is presented in reliance on information disclosed in a
         Schedule 13G/A filed by Amerindo Investment Advisors Inc. ("Amerindo") with the Securities and Exchange Commission (the "SEC") reporting as of December 31, 1996. Of the shares reported, Amerindo has shared dispositive power and shared voting power in respect to all shares, and disclaims beneficial ownership of all such shares.

(4)      This information is presented in reliance on information disclosed in a
         Schedule 13G filed by First Union Corporation with the SEC reporting as of December 31, 1996.

(5)      This information is presented in reliance on information disclosed in a
         Schedule 13G filed by FMR Corporation ("FMR") with the SEC reporting as of December 31, 1996. Of the shares reported, FMR has sole voting power in respect of 253,000 shares, and sole dispositive power of 1,671,100 shares.

(6)      This information is presented in reliance on information disclosed in a
         Schedule 13D filed by Larry Feinberg, a general partner of Oracle Partners, L.P. ("Oracle") with the SEC reporting as of April 26, 1996. Of the shares reported, Oracle has shared voting power and shared dispositive power in respect of 39,000 shares.

(7)      This information is presented in reliance on information disclosed in a
         Schedule 13G/A filed by Wellington Management Company, LLP ("Wellington") with the SEC reporting as of December 31, 1996. Of the shares reported, Wellington shared dispositive power in respect of all such shares, and shared voting power in respect of 852,800 shares.

(8) Represents 690,862 shares of Common Stock issuable upon exercise of options. Includes 500 shares owned by Mr. Moorin's wife as to which shares Mr. Moorin disclaims beneficial ownership.

(9) Includes 243,258 shares of Common Stock issuable upon exercise of options and 30,000 shares of Common Stock held by trusts for the benefit of certain members of Dr. Zasloff's family.

(10) Represents 91,500 shares of Common Stock issuable upon exercise of options.

(11) Includes 37,500 shares of Common Stock issuable upon exercise of options, and 8,500 shares issuable to Dr. Levitt.

(12) Represents 13,000 shares of Common Stock issuable upon exercise of options.

(13) Represents 12,500 shares of Common Stock issuable upon exercise of options.

(14) Represents 11,250 shares of Common Stock issuable upon exercise of options.

(15) Includes 5,000 shares owned by Mr. Shapiro's wife, as to which shares Mr. Shapiro disclaims beneficial ownership.

(16)     See (8), (9), (10), (11), (12), (13), (14) and (15) above.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth for the years ended December 31, 1996, 1995 and 1994 certain compensation paid by the Company to its Chief Executive Officer and the five other most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                             ANNUAL                LONG TERM          ALL OTHER
                                                          COMPENSATION            COMPENSATION       COMPENSATION
                                                          ------------            ------------       ------------

       NAME AND PRINCIPAL POSITION           YEAR     SALARY         BONUS    SECURITIES UNDERLYING
       ---------------------------           ----     ------         -----        OPTIONS/ SARS
                                                                                  -------------
Jay Moorin ...............................   1996    $266,500       $125,000        105,000              -0-
Chairman, President and Chief Executive      1995     246,016        115,000         45,000              -0-
Officer                                      1994     230,625         40,000         33,000              -0-
                                                                                     90,000(1)           -0-
----------------------------------------------------------------------------------------------------------------
Michael A. Zasloff, M.D., Ph.D ...........   1996    $225,072       $ 90,000         95,000              -0-
Vice Chairman, Executive Vice President      1995     203,112         70,000         35,000              -0-
                                             1994     191,932         23,000         28,000              -0-
----------------------------------------------------------------------------------------------------------------
Michael R. Dougherty .....................   1996    $197,380       $ 77,000         90,000              -0-
Executive Vice President and                 1995     175,928         70,000         30,000              -0-
Chief Financial Officer                      1994     153,750         18,000         60,000              -0-
                                                                                     72,000(1)           -0-
----------------------------------------------------------------------------------------------------------------
Roy  C. Levitt, M.D ......................   1996    $194,063 (2)   $ 77,000         95,000          $27,800 (5)
Executive Vice President                     1995         -0-            -0-        150,000
----------------------------------------------------------------------------------------------------------------
Thomas J. Bigger .........................   1996    $105,000 (3)   $ 30,000        125,000          $29,500 (5)
Senior Vice President
----------------------------------------------------------------------------------------------------------------
Paul A. Litka, M.D .......................   1996    $167,144       $ 45,000         60,000              -0-
Senior Vice President                        1995     112,500         12,000         52,000              -0-

----------
(1) Represents options received pursuant to the Company's Option Exchange Program in December 1994. In each case, the named individual forfeited a greater number of options, exercisable at a higher price, in exchange for such new options.

(2)      Dr. Levitt joined the Company in January 1996.

(3)      Mr. Bigger joined the Company in July 1996.

(4)      Dr. Litka joined the Company in April 1995.

(5)      These amounts represent payments relating to relocation expenses.

The following table summarizes stock options granted during 1996 to the persons named in the Summary Compensation Table.

                        Option Grants in Last Fiscal Year


                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF STOCK
                                                                                                            PRICE APPRECIATION FOR
                                                                 INDIVIDUAL GRANTS (1)                          OPTION TERM(2)
                                      -------------------------------------------------------------        ------------------------
                                                   Percent of
                                                  Total Options
                                                   Granted to
                                       Options      Employees in      Exercise         Expiration
             Name                      Granted          1996            Price             Date                5%            10%
             ----                      -------          ----            -----             ----                --            ---
Jay Moorin.........................     105,000        14.8%           $10.50         June 28, 2006        $693,356      $1,757,101
                                      ----------------------------------------------------------------------------------------------
Michael A. Zasloff, M.D., Ph.D. ...      95,000        13.4%           $10.50         June 28, 2006        $627,322      $1,589,758
                                      ----------------------------------------------------------------------------------------------
Michael R. Dougherty...............      90,000        12.7%           $10.50         June 28, 2006        $594,305      $1,506,087
                                      ----------------------------------------------------------------------------------------------
Roy C. Levitt, M.D.................      45,000         6.3%           $10.50         June 28, 2006        $297,153      $  753,043
                                         50,000         7.1%           $11.63        Sept. 27, 2006        $365,702      $  926,761
                                      ----------------------------------------------------------------------------------------------
Thomas J. Bigger...................     125,000        17.7%           $10.50         June 28, 2006        $825,424      $2,091,787
                                      ----------------------------------------------------------------------------------------------
Paul A. Litka, M.D.................      60,000         8.5%           $10.50         June 28, 2006        $396,204      $1,004,058

----------

(1) Options are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four or five annual installments beginning one year after the date of grant. If a "change in control" (as defined in the 1992 Option Plan) were to occur, these options would become immediately exercisable in full.

(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

         The following table summarizes option exercises during 1996 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 1996. Year-end values are based upon a price of $9.63 per share, which was the closing sales price of a share of the Company's Common Stock on December 31, 1996.


                  AGGREGATED OPTION EXERCISES IN LAST YEAR AND
                             YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                          OPTIONS AT DECEMBER 31, 1996           DECEMBER 31, 1996
                                                          ----------------------------      ----------------------------
                        SHARES ACQUIRED
         NAME             ON EXERCISE    VALUE REALIZED   EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
         ----             -----------    --------------   -----------    -------------      -----------    -------------
Jay Moorin............         -               -            690,862         177,750         $5,066,565       $313,695
                        --------------------------------------------------------------------------------------------------
Michael A. Zasloff             -               -            243,258         157,500         $1,725,412       $224,213
M.D., Ph.D............
                        --------------------------------------------------------------------------------------------------
Michael R. Dougherty..         -               -             91,500         160,500         $  512,670       $338,490
                        --------------------------------------------------------------------------------------------------
Roy C. Levitt, M.D....         -               -             37,500         207,500         $   18,938       $ 56,813
                        --------------------------------------------------------------------------------------------------
Thomas J. Bigger......         -               -               -            125,000              -               -
                        --------------------------------------------------------------------------------------------------
Paul  A. Litka, M.D...         -               -             13,000          99,000         $   67,500       $202,500
                        --------------------------------------------------------------------------------------------------


         The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

EMPLOYMENT AGREEMENTS

         In 1991, the Company entered into an employment agreement with Mr. Moorin, pursuant to which, among other things, Mr. Moorin was granted an option, which is currently exercisable in full, to acquire 595,612 shares of Common Stock at an exercise price of $2.00 per share. These options will remain exercisable through 2001, notwithstanding the earlier termination of Mr. Moorin's employment relationship with the Company.

         The Company has entered into an employment agreement with Dr. Zasloff pursuant to which, among other things, Dr. Zasloff will receive a $50,000 bonus upon approval by the Food and Drug Administration of the first product developed by the Company under his direction. After the initial one-year term, which ended June 30, 1993, the agreement is renewed automatically for successive one-year terms unless terminated by either party upon prior notice. The Company also entered into a restricted stock purchase agreement pursuant to which the Company granted Dr. Zasloff an option, which is currently exercisable in full, to acquire 137,758 shares of Common Stock at an exercise price of $.002 per share. These options remain exercisable through 1998, notwithstanding the earlier termination of Dr. Zasloff's employment relationship with the Company.

         In January 1996, the Company entered into an employment agreement with Dr. Levitt pursuant to which, among other things, Dr. Levitt will receive up to an additional 75,000 options in the event certain milestones are achieved in Dr. Levitt's area of research.

         In July 1996, the Company entered into an employment agreement with Mr. Bigger pursuant to which Mr. Bigger will receive up to an additional 25,000 options in the event certain milestones are achieved relating to business development.

         The Company's executive officers are all entitled to receive six to twelve months' base salary in the event that their employment is terminated by the Company without "cause." In addition, in the event that Dr. Levitt is terminated prior to January 1, 2001 for reasons other than "cause", the Company will be obligated to pay royalties to Dr. Levitt with respect to certain intellectual property transferred by Dr. Levitt to the Company.

COMPENSATION OF DIRECTORS

         All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending meetings of the board of directors.

         In March, 1995, Dr. Horovitz entered into a Consulting Agreement with the Company in the field of business development and strategic planning, which provides for an annual fee of $45,000. The term of this Agreement is for one year, renewable upon mutual agreement of both parties. This agreement expires in March 1997.

         Under the terms of the 1992 Option Plan, as amended, each non-employee director is entitled to receive a grant of options to purchase 15,000 shares of Common Stock upon first becoming a member of the board of directors. In addition, the 1992 Option Plan provides for the grant, on the date of each annual meeting of stockholders, of options to purchase 5,000 shares of Common Stock to each non-employee director in office after the annual election of directors (other than those non-employee directors who first commence their service as directors upon election by stockholders at such meeting).

                  The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                          COMPENSATION COMMITTEE REPORT

         Compensation Philosophy

         The Compensation Committee of the board of directors (the "Compensation Committee") believes that a well designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant portion of the executives' compensation, over the long term, should be dependent upon the value created for the stockholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of research and drug development programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

         The Company competes against both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options.

         The Company's compensation program for executive officers comprises base salary, performance bonuses, longer-term incentive compensation in the form of stock options, and benefits available generally to all of the Company's employees. The process utilized by the Committee in determining executive officer compensation levels for each of these components is based on the Committee's subjective judgement, and the other factors noted herein.

         Compensation Components

         Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Committee also reviews certain compensation information publicly available and gathered informally, and considers salary history at the Company. In 1996, Mr. Moorin's base salary was increased by 8%, from $256,250 to $276,750. Certain other executive officers received increases in base salary of up to 17%, in recognition of promotions and increases in job responsibility.

         Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executive's performance in attaining such corporate and individual goals and objectives.

         In determining to award cash bonuses to the Company's executive officers in 1996, the Committee noted the Company's achievement of several objectives and milestones, including:

                  (i) the completion of a successful initial, pivotal trial of Cytolex(TM) (MSI-78) for the treatment of infection in diabetic foot ulcers, and the management of a second pivotal trial in the same indication;

                  (ii) the expansion of the Company's technology platform into the asthma genomics area, and the identification of two candidate genes believed critical in the pathogenesis of asthma; and

                  (iii) the progress of the Company's aminosterol program to the preclinical development stage.

         Mr. Moorin was awarded a cash bonus of $125,000 in 1996. In arriving at this award, the Committee considered the factors noted above, and also considered the increased operating responsibilities of Mr. Moorin, and other senior managers, as a result of senior management transition at the Company. The Committee also reviews certain cash compensation survey materials and noted that Mr. Moorin's base salary and cash bonus places Mr. Moorin in approximately the second quartile level of compensation in the biopharmaceutical industry, a level the Committee considers appropriate. Some but not all of the companies in the compensation survey are included in the Index of NASDAQ Pharmaceutical Stocks in the Comparative Stock Performances Graph.

         Stock Option Grants. The 1992 Option Plan is the Company's long-term equity incentive plan for executive officers and other selected employees. The objective of the plan is to align the long-term financial interests of the option holder with the financial interests of the Company's stockholders. Stock option exercise prices are set at prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all development-stage biopharmaceutical companies, relies heavily upon its long-term equity incentive plan. Without such incentives, it would not be possible to attract and retain qualified managers or scientists. The Compensation Committee generally considers additional stock option grants on an annual basis as a means to continue to incentivise the Company's senior managers to work toward increasing stockholder value, however, the granting of any such options is totally discretionary.

         Options to purchase an aggregate of 570,000 shares of the Company's Common Stock were awarded in 1996 to the Company's executive officers, including a grant of 105,000 shares to Mr. Moorin. The Committee established a vesting period of five years for options to purchase 205,000 of such shares, including 55,000 shares granted to Mr. Moorin, as opposed to the four year vesting period established for all other option grants at the

Company. This extended vesting period is intended to enhance the retention aspects of the option grants. The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant. In awarding such options to Mr. Moorin, the Compensation Committee considered the various factors noted above, as well as the fact that the majority of Mr. Moorin's existing options are vested, and that additional awards will serve the purpose of continuing to incentivise Mr. Moorin to build value within the Company over an extended period.

         Payments during 1996 to the Company's executives under the various programs discussed above were made with regard to the provisions of Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation is "performance-based compensation." In accordance with current regulations, the amounts received upon the exercise of stock options under the 1992 Option Plan will qualify as "performance-based compensation".


                             COMPENSATION COMMITTEE

                            James H. Cavanaugh, Ph.D.
                              Bernard Canavan, M.D.


February 11, 1997

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the Index of NASDAQ Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1991 in each of the Common Stock of the Company, the stocks comprising the NASDAQ Index and the stocks comprising the Pharmaceutical Index, and further assuming reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

     AMONG MAGAININ PHARMACEUTICALS INC., THE NASDAQ STOCK MARKET-US INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

                                   MAGAININ
      MEASUREMENT PERIOD         PHARMACEUTICALS NASDAQ STOCK       NASDAQ
    (FISCAL YEAR COVERED)            INC.         MARKET- US     PHARMACEUTICAL
DEC-91                                100             100             100
DEC-92                                 90             116              83
DEC-93                                141             134              74
DEC-94                                 28             131              56
DEC-95                                135             185             102
DEC-96                                102             227              99

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

         Richard A. Eisner & Company, LLP has served as the Company's independent accountants since the Company's inception in June 1987. The Company has requested that a representative of Richard A. Eisner & Company, LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.


                                  OTHER MATTERS

         The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                             SECTION 16(a) REPORTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company, the Company believes that during the year ended December 31, 1996 all filing requirements applicable to its officers, directors and ten-percent stockholders were satisfied except that James H. Cavanaugh, a director not standing for re-election did not file a Form 4 required to be filed by October 10, 1996 until February 1997.


                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting, such proposals must be received by the Company no later than November 27, 1997. Proposals should be directed to the attention of the Secretary of the Company.


                           ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996, including the financial statements, but excluding exhibits. Requests for copies of such report should be directed to the Company, Attention: Investor Relations.

                                    By order of the board of directors,

                                    Michael R. Dougherty
                                    Secretary




March 27, 1997

     PROXY                MAGAININ PHARMACEUTICALS INC.               PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Jay Moorin and Michael R. Dougherty, or any one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Magainin Pharmaceuticals Inc. to be held on May 7, 1997, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the March 27, 1997 proxy statement.

          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

     Election of the following nominees as directors: Jay Moorin, Michael
     A. Zasloff, Bernard Canavan, Zola P. Horovitz, Charles A. Sanders, Robert F. Shapiro, and James B. Wyngaarden.

For all nominees     Withhold for all nominees     Withhold for the following only: (Write the names of the nominee(s) in the space below)
[ ]                  [ ]

                                                   -------------------------------------------------------------------------------

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF MAGAININ PHARMACEUTICALS INC.

                                            (Signature should be exactly as
                                            name or names appear on this
                                            proxy. If stock is held
                                            jointly, each holder should
                                            sign. If signing is by
                                            attorney, executor,
                                            administrator, trustee or
                                            guardian, please give full
                                            title.)

                                            Dated:                   , 1997
                                                  -------------------

                                            -------------------------------
                                            Signature

                                            -------------------------------
                                            Signature if held jointly

                                            I plan to attend the
                                            meeting:      Yes [ ]    No [ ]

THIS PROXY WILL BE VOTED FOR ALL NOMINEES UNLESS OTHERWISE INDICATED, AND IN THE
   DISCRETION OF THE PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE
                                    MEETING.